UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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Stoneridge, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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STONERIDGE, INC.

39675 MacKenzie Drive, Suite 400

Novi, Michigan 48377

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

We invite you to attend our 2017 Annual Meeting of Shareholders (the “Annual Meeting”) on Tuesday, May 9, 2017, at 11:00 a.m. Eastern Time, at our new corporate headquarters, 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377.

The purpose of the Annual Meeting is to consider and take action on the following matters:

1.	Election of eight directors, each for a term of one year;

2.	Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2017;

3.	Advisory approval of executive compensation;

4.	Advisory approval on the frequency of holding an advisory vote on executive compensation; and

5.	Any other business as may be properly brought before the Annual Meeting.

Only shareholders of record at the close of business on March 22, 2017, the record date, are entitled to notice of and to vote at the Annual Meeting. We urge you to vote your shares on the Internet, by toll-free telephone call or, if you have requested a paper copy of our proxy materials, by signing, dating and returning the proxy card in the envelope provided.

By order of the Board of Directors,

ROBERT M. LOESCH,
Secretary

Dated: March 30, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 9, 2017:

This Proxy Statement and the Company’s 2016 Annual Report to Shareholders are also available at www.envisionreports.com/sri.

YOUR VOTE IS IMPORTANT.

PLEASE VOTE YOUR SHARES PROMPTLY ON THE INTERNET, BY TOLL-FREE TELEPHONE CALL OR, IF YOU HAVE REQUESTED A PAPER COPY OF OUR PROXY MATERIALS, BY SIGNING, DATING AND RETURNING THE PROXY CARD IN THE ENVELOPE PROVIDED.

2017 Proxy Statement

STONERIDGE, INC.

2017 Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

We are furnishing to shareholders our proxy materials, which include this Proxy Statement and our 2016 Annual Report to Shareholders, by providing access to them on the Internet at www.envisionreports.com/sri. On or about March 30, 2017 we began mailing shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing important information, including instructions on how to access the proxy materials online and how to vote your shares over the Internet. If you receive a Notice, you will not receive a paper or e-mail copy of the proxy materials unless you request one in the manner set forth in the Notice.

The Board of Directors is soliciting proxies in connection with the 2017 Annual Meeting of Shareholders and encourages you to read the Proxy Statement and vote your shares by Internet, by telephone or by mailing your proxy card or voting instruction form.

Stoneridge, Inc. 2017 Annual Meeting Information

Date and Time:	Tuesday, May 9, 2017, at 11:00 a.m. Eastern Time

Location:	Stoneridge, Inc., 39675 MacKenzie Drive, Suite 400, Novi, MI 48377

Record Date:	March 22, 2017

Voting:	Shareholders as of the record date are entitled to vote. Each common share is entitled to one vote for each Director nominee and one vote for each of the other proposals presented for a vote.

Matters to be Considered:

Management Proposals		Board Vote Recommendation	Page (for more information)

1.	Elect eight directors named in this Proxy Statement	FOR ALL	5
2.	Ratify the appointment of Ernst & Young LLP	FOR	8
3.	Provide advisory vote on executive compensation	FOR	11
4.	Provide advisory vote on the frequency of holding an advisory vote on executive compensation	FOR ONE YEAR	12

Company Performance

We delivered a strong financial performance in 2016. Sales growth in our Control Devices segment exceeded our underlying markets through successful product launches including our new shift-by-wire products as we continued executing on our long-term strategy to drive higher content per vehicle through system based solutions. We were also able to achieve an expansion of our gross margin and continue to improve our operational efficiency. Our PST segment performance improved as a result of cost reductions and operational improvements despite the continued challenging economic environment on Brazil.

Net sales increased by 7.9% primarily due to higher sales in our Control Devices segment from higher North American automotive market sales associated with launch of our shift-by-wire products. This was partially offset by unfavorable foreign currency translation in our Electronics and PST segments, lower sales volume in our Electronics segment related to North American commercial vehicle products and lower product volume in our PST segment due to weakness in the Brazilian economy and automotive market.

Income from continuing operations increased by $54.8 million compared to the prior year, which was primarily due to impact of the release of the valuation allowance associated with our U.S. federal, certain state and foreign deferred tax assets of $38.8 million, or $1.37 per diluted share. Excluding the impact of the valuation allowance release, income from continuing operations increased by $16.0 million due to higher sales in our Control Devices segment, a gross margin expansion and improved operational efficiency.

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(in thousands, except earnings per share and share price)	2016	2015
Net sales	$695,977	$644,812
Operating income	44,082	27,815
Income from continuing operations	75,574	20,777
Loss from discontinued operations	-	(210)
Net income	75,574	20,567
Net loss attributable to noncontrolling interest	(1,887)	(2,207)
Net income attributable to Stoneridge, Inc.	77,461	22,774
Diluted earnings per share from continuing operations attributable to Stoneridge, Inc.	$2.74	$0.82
Diluted loss per share from discontinued operations	$0.00	$(0.01)
Diluted earnings per share attributable to Stoneridge, Inc.	$2.74	$0.81
Share Price at December 31	$17.69	$14.80

Director Nominees

Below is a summary of the director nominees, who are elected for one-year terms. Additional information about each director nominee and his or her qualifications may be found beginning on page 5.

					Committee Memberships
Name	Age	Director Since	Primary Occupation	Independent	AC	CC	NCGC
Jonathan B. DeGaynor	50	2015	President and CEO of Stoneridge, Inc.
Jeffrey P. Draime	50	2005	Self-employed business consultant	✓		✓	✓
Douglas C. Jacobs	77	2004	Chief Financial Officer and Treasurer, Brownstone Services LLC	✓	C	✓
Ira C. Kaplan	62	2009	Executive Chairman of Benesch, Friedlander, Coplan & Aronoff LLP	✓	✓		✓
Kim Korth	62	2006	President and CEO of Dickten Masch Plastics, LLC and TECHNIPLASTM	✓		C	✓
William M. Lasky	69	2004	Former President and CEO of Accuride Corporation	L	✓	✓	C
George S. Mayes, Jr.	58	2012	Self-employed business consultant	✓	✓
Paul J. Schlather	64	2009	Self-employed business consultant	✓	✓

AC	Audit Committee	C	Committee Chairperson
CC	Compensation Committee	L	Lead Independent Director
NCGC	Nominating and Corporate Governance Committee

Ratification of the appointment of Ernst & Young LLP

We are asking our shareholders to ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2017. For more information, see page 8.

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Executive Compensation Highlights

Our executive compensation program is designed to attract, retain, motivate and reward talented executives who advance our strategic, operational and financial objectives and, thereby, enhance shareholder value. The primary objectives of our compensation programs for executive officers are to:

•	Attract and retain talented executive officers by providing a compensation package that is competitive with that offered by similarly situated companies;

•	Create a compensation structure under which a substantial portion of total compensation is based on achievement of performance goals; and

•	Align total compensation with the objectives and strategies of our business and shareholders.

Key elements of our 2016 compensation program were as follows:

•	Base Salary. Base salary has been targeted at the 50th percentile of our comparator group.

•	Annual Incentive Plan (AIP). The 2016 AIP was comprised of consolidated and, where appropriate, divisional or functional financial performance metrics. In addition, we introduced an individual performance component for the executive officers who report to the CEO. The 2016 AIP targets were set as a percentage of base salary and were adjusted for some executive officers to shift a greater portion of total compensation to be more directly performance-based.

•	Long-Term Incentive Plan (LTIP). Long-term incentives were awarded under our Long-Term Incentive Plan for 2016 and generally targeted the 50th percentile of our comparator group. These awards will vest in three years, weight performance shares more heavily than time-based share units, and are allocated as follows: 25% performance shares that vest based on achievement of a three year cumulative earnings per share (“EPS”) target; 30% performance shares that vest based on our Total Shareholder Return (“TSR”) over a three year period compared to a group of peer companies; and 45% share units that vest based on the passage of time.

For more information related to our executive compensation program, see page 17.

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STONERIDGE, INC.

PROXY STATEMENT

The Board of Directors (the “Board”) of Stoneridge, Inc. (the “Company”) is sending you this Proxy Statement to ask for your vote as a Stoneridge shareholder on certain matters to be voted on at our Annual Meeting of Shareholders (“Annual Meeting”) to be held on Tuesday, May 9, 2017, at 11:00 a.m. Eastern Time, at Stoneridge Inc., 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377. We are mailing shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy materials and how to vote online on or about March 30, 2017.

Annual Report; Internet Availability

As permitted by SEC rules, we are furnishing our proxy materials, which include this Proxy Statement and our 2016 Annual Report to Shareholders, to shareholders by providing access to the proxy materials on the Internet at www.envisionreports.com/sri.

Solicitation of Proxies

The Board is making this solicitation of proxies and we will pay the cost of the solicitation. We have retained Georgeson Inc., at an estimated cost of $8,000, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals. In addition to the solicitation of proxies by mail by Georgeson Inc., our employees may solicit proxies by telephone, facsimile or electronic mail.

Proxies

The common shares represented by your proxy will be voted in accordance with the instructions as indicated on your proxy. In the absence of any such instructions, they will be voted to (a) elect the director nominees set forth under “Election of Directors”; (b) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017; (c) approve the compensation of our Named Executive Officers; and (d) select “1 YEAR” on the frequency of an advisory vote on executive compensation.

Revocation of Proxies

Your presence at the Annual Meeting, without further action, will not revoke your proxy. However, if you are a registered shareholder you may revoke your proxy at any time before it has been exercised by:

•	signing and delivering a later-dated proxy;

•	voting again by Internet or telephone prior to 1:00 a.m. EDT on May 9, 2017 (only the latest vote you submit will be counted);

•	giving notice to the Company in writing at our address indicated on the attached Notice of Annual Meeting of Shareholders (the notification must be received by the close of business on May 8, 2017); or

•	by voting in person at the Annual Meeting after requesting that the earlier proxy be revoked.

If you hold your common shares in “street name”, in order to change or revoke your voting instructions you must follow the specific voting directions provided to you by your bank, broker or other holder of record.

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Voting Eligibility

Only shareholders of record at the close of business on the record date, March 22, 2017, are entitled to receive notice of the Annual Meeting and to vote the common shares held on the record date at the meeting. On the record date, our outstanding voting securities consisted of 27,910,263 common shares, without par value, each of which is entitled to one vote on each matter properly brought before the meeting.

Voting

The Board is asking for your proxy in advance of the Annual Meeting. Giving your proxy means you authorize the individuals designated as proxies to vote your common shares at the Annual Meeting in the manner you direct. You may give your proxy or otherwise vote your common shares in one of several ways, depending on how you hold your shares.

Shareholders of Record

If your common shares are registered directly in your name with the Company’s transfer agent, you are considered the “shareholder of record” of those shares and you may:

•	By Telephone. You may vote by telephone by calling toll-free 1-800-652-VOTE (8683) on a touch-tone phone until 1:00 a.m. Eastern Daylight Savings Time on May 9, 2017. Please have your Notice of Availability of Proxy Materials or proxy card in hand when you call. The telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

•	By Internet. You may vote your shares by proxy by visiting the website www.envisionreports.com/sri until 1:00 a.m. Eastern Daylight Savings Time on May 9, 2017. Please have your Notice of Availability of Proxy Materials or proxy card in hand when you access the website. The website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

•	By Mail. If you have requested or receive paper copies of our proxy materials by mail, you may vote your shares by proxy by signing, dating and returning the proxy card in the postage-paid envelope provided. If you vote by telephone or over the Internet, you do not need to return your proxy card by mail.

•	In Person. You may vote your shares by attending the Annual Meeting in person and submitting your proxy card as instructed (if you have requested paper copies of our proxy materials) or completing a ballot that will be distributed at the Annual Meeting. However, you are encouraged to vote by mail, telephone or Internet even if you plan to attend the meeting.

Street Name Holders

•	You must vote your common shares through the procedures established by your bank, broker, or other holder of record. Your bank, broker, or other holder of record has enclosed or otherwise provided a voting instruction card for you to use in directing the bank, broker, or other holder of record how to vote your common shares.

•	You may vote at the meeting, however, to do so you will first need to ask your bank, broker or other holder of record to furnish you with a legal proxy. You will need to bring the legal proxy with you to the meeting and hand it in with a signed ballot that you can request at the meeting. You will not be able to vote your common shares at the meeting without a legal proxy and signed ballot.

If you do not instruct your broker, bank or other nominee on how to vote your shares, it will have discretionary authority, under New York Stock Exchange (“NYSE”) rules, to vote your shares on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017 (Proposal 2). However, your broker, bank or other nominee will not be permitted to vote your shares (a “broker non-vote”) on the election of directors (Proposal 1) the advisory vote to approve our executive compensation (Proposal 3) or the advisory vote to approve the frequency of holding an advisory vote on our executive compensation (Proposal 4).

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common shares as of February 28, 2017, by: (a) our directors and nominees for election as directors; (b) each other person who is known by us to own beneficially more than 5% of our outstanding common shares; (c) the executive officers named in the Summary Compensation Table; and (d) all of our executive officers and directors as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent Of Class

NWQ Investment Management Company, LLC(2)	1,866,902	6.7%
BlackRock, Inc.(3)	1,741,145	6.2
Pzena Investment Management, LLC.(4)	1,545,651	5.5
Dimensional Fund Advisors(5)	1,542,745	5.5
The Goldman Sachs Group, Inc.(6)	1,407,330	5.0
Jeffrey P. Draime(7)	427,329	1.5
George E. Strickler(8)	324,322	1.2
Thomas A. Beaver(9)	125,763	*
William M. Lasky(10)	114,695	*
Michael D. Sloan(11)	114,623	*
Paul J. Schlather(12)	103,652	*
Ira C. Kaplan(13)	49,667	*
Douglas C. Jacobs(14)	48,975	*
Kim Korth(15)	43,715	*
George S. Mayes, Jr.(16)	32,735	*
Peter Kruk(17)	42,047	*
Jonathan B. DeGaynor(18)	21,855	*
Robert R. Krakowiak	-	*

All Executive Officers and Directors as a Group (17 persons)	1,486,445	5.3%
_______________________

*    Less than 1%.

(1)	Unless otherwise indicated, the beneficial owner has sole voting and investment power over such common shares.

(2)	According to a Schedule 13G filed with the Securities and Exchange Commission (“SEC”) by NWQ Investment Management Company, LLC. The address of NWQ investment Management Company, LLC is 2049 Century Park East, 16th Floor, Los Angeles, California 90067.

(3)	According to a Schedule 13G filed with the SEC by BlackRock, Inc. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(4)	According to a Schedule 13G filed with the SEC by Pzena Investment Management, LLC. The address of Pzena Investment Management, LLC is 320 Park Avenue, 8th Floor, New York, New York 10022.

(5)	According to a Schedule 13G filed with the SEC by Dimensional Fund Advisors LP, all securities reported are owned by commingled funds, group trusts and separate accounts to which it or its subsidiaries serve as investment advisor, sub-advisor and/or manager. Dimensional Fund Advisors LP has disclaimed beneficial ownership of all such securities. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

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(6)	According to a Schedule 13G filed with the SEC by The Goldman Sachs Group, Inc., the filing reflects the securities beneficially owned by certain operating units (collectively the “Goldman Sachs Reporting Units”) of Goldman Sachs Group, Inc. and its subsidiaries and affiliates. The Goldman Sachs Reporting Units disclaims beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion or both, or with respect to which there are limits on their voting or investment authority or both and (ii) certain investment entities of which Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units. The address of The Goldman Sachs Group, Inc. is 200 West Street, New York, New York 10282.

(7)	Represents 347,714 common shares held in trust for the benefit of Draime family members, of which Mr. Draime is trustee, 72,413 common shares owned by Mr. Draime directly and 7,202 restricted common shares subject to forfeiture (which vested on March 4, 2017).

(8)	Includes 27,400 time-based share units and 33,172 performance shares, both of which vest and are payable in common shares on a one-for-one basis on March 25, 2017.

(9)	Includes 21,300 time-based share units and 25,796 performance shares, both of which vest and are payable in common shares on a one-for-one basis on March 25, 2017.

(10)	Includes 107,493 common shares owned by Mr. Lasky directly and 7,202 restricted common shares subject to forfeiture (which vested on March 4, 2017).

(11)	Includes 15,600 time-based share units and 18,761 performance shares, both of which vest and are payable in common shares on a one-for-one basis on March 25, 2017.

(12)	Represents 47,500 common shares held in an investment retirement account for the benefit of Mr. Schlather, 48,950 common shares owned by Mr. Schlather directly and 7,202 restricted common shares subject to forfeiture (which vested on March 4, 2017).

(13)	Includes 42,465 common shares owned by Mr. Kaplan directly and 7,202 restricted common shares subject to forfeiture (which vested on March 4, 2017).

(14)	Includes 41,773 common shares owned by Mr. Jacobs directly and 7,202 restricted common shares subject to forfeiture (which vested on March 4, 2017).

(15)	Includes 36,513 common shares owned by Ms. Korth directly and 7,202 restricted common shares subject to forfeiture (which vested on March 4, 2017).

(16)	Includes 25,533 common shares owned by Mr. Mayes directly and 7,202 restricted common shares subject to forfeiture (which vested on March 4, 2017).

(17)	Includes 15,400 time-based share units and 18,647 performance shares, both of which vest and are payable in common shares on a one-for-one basis on March 25, 2017.

(18)	Includes 21,855 time-based share units which vest and are payable in common shares on a one-for-one basis on March 30, 2017.

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PROPOSAL ONE: ELECTION OF DIRECTORS

In accordance with the Company’s Amended and Restated Code of Regulations, the number of directors has been fixed at eight. At the Annual Meeting, shareholders will elect eight directors to hold office until our next Annual Meeting of Shareholders and until their successors are elected and qualified. The Board proposes that the nominees identified below be elected to the Board. Jonathan B. DeGaynor has an employment agreement with the Company which provides that during the term of the agreement he shall be entitled to be nominated for election to the Board. At our Annual Meeting, the common shares represented by proxies, unless otherwise specified, will be voted for the election of the eight nominees hereinafter named.

Directors are elected by a plurality of the votes cast at the Annual Meeting. Broker non-votes and abstaining votes will be counted as “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting, but will not be counted as “For” or “Withheld” from any nominee. “Plurality” means that the director nominees who receive the greatest number of votes cast are elected, up to the maximum number of directors to be elected at the meeting. The maximum number to be elected is eight. Shares not voted will have no impact on the election of directors. Unless proper voting instructions are to “Withhold” authority for any or all nominees, the proxy given will be voted “For” each of the nominees for director.

Majority Voting Principle. Under our Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “Withheld” from his or her election than votes “For” his or her election must promptly offer his or her resignation. The Board’s Nominating and Corporate Governance Committee will then consider the resignation and recommend to the Board whether to accept or reject it. The Board will act on the Committee’s recommendation within 90 days after the Annual Meeting, and the Board’s decision will be publicly disclosed on Form 8-K. Any director who offers his or her resignation may not participate in the Board’s discussion or vote.

The director nominees are identified below. If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board expects that proxies will be voted for the election of a substitute nominee designated by the Board. The following information is furnished with respect to each person nominated for election as a director.

The Board of Directors recommends that you vote FOR the following nominees.

Nominees to Serve for a One-Year Term Expiring in 2018

Jonathan B. DeGaynor

Mr. DeGaynor, 50, is the President and Chief Executive Officer (“CEO”) of the Company and has served in this role since March 2015. Mr. DeGaynor served as the Vice President-Strategic Planning and Innovation of Guardian Industries Corp. (“Guardian”), a manufacturer of industrial glass and other building products for commercial, residential and automotive applications, from October 2014 until March 2015. Prior to that, Mr. DeGaynor served as Vice President-Business Development, Managing Director Asia for SRG Global, Inc., a Guardian company and manufacturer of chrome plated plastic parts for the automotive, commercial truck and consumer goods industries, from August 2008.

The Company believes that Mr. DeGaynor should serve as a director because he provides services as the Company’s President and Chief Executive Officer and because his extensive career in the automotive industry has spanned all phases of engineering, operations leadership, corporate strategy and business leadership. He brings expertise related to development and production of products and technologies. He provides valuable insight to the Board and strengthens the Board’s collective qualifications, skills and experience.

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Jeffrey P. Draime

Mr. Draime, 50, has served as a director since 2005. Since 2005 Mr. Draime has been a self-employed business consultant. Mr. Draime is a partner and the President of AeroMax Aviation Holdings LLC, a charter aircraft corporation. From 1999 to 2011 he was the owner of QSL Columbus/QSL Dayton, a restaurant franchise.

Mr. Draime served in various roles with the Company from 1988 through 2001, including operations, sales, quality control, product costing, and marketing. From 2012 through October 2016, Mr. Draime has served as a director of Servantage Dixie Sales, Inc., an independent, full service, value added distributor serving consumer products markets. The Company believes Mr. Draime should serve as a director because he provides an historical as well as an internal perspective of our business to the Board and strengthens the Board’s collective qualifications, skills and experience.

Douglas C. Jacobs

Mr. Jacobs, 77, has served as a director since 2004. Since 2015 he has served as the Chief Financial Officer and Treasurer of Brownstone Services LLC and several other privately held companies owned by the beneficiary of a marital trust. From 2005 to 2014, Mr. Jacobs was the Executive Vice President-Finance and Chief Financial Officer of Brooklyn NY Holdings LLC, a privately held investment advisory company established to manage the assets of a marital trust. Prior to serving in this position, from 1999 until 2005 Mr. Jacobs held various financial positions with the Cleveland Browns. Mr. Jacobs is a former partner of Arthur Andersen LLP.

Mr. Jacobs has served as a director and member of the Audit Committee of the Board of CalAtlantic Group Inc., a national residential home builder, which was formed as a result of the merger of Standard Pacific Corporation and Ryland Homes in October 2015. Prior to the merger, Mr. Jacobs has served as a director of Standard Pacific Corporation, a national residential home builder in southern California, since 1998 and served as Chairman of the Audit Committee and a member of the Compensation, Executive and Nominating and Corporate Governance Committees.

Mr. Jacobs qualifies as an audit committee financial expert due to his extensive background in accounting and finance built through his career in public accounting. In addition to his professional and accounting experience described above, the Company believes that Mr. Jacobs should serve as a director because he provides valuable business experience and judgment to the Board, which strengthens the Board’s collective qualifications, skills and experience.

Ira C. Kaplan

Mr. Kaplan, 63, has served as a director since 2009. Since January 2015 he has served as the Executive Chairman of Benesch, Friedlander, Coplan & Aronoff LLP, a national law firm, and served as the Managing Partner from 2008 until 2014. He is a member of the firm’s Executive Committee and has been a partner with the firm since 1987. Mr. Kaplan focuses his practice on mergers and acquisitions as well as public and private debt and equity financings.

Mr. Kaplan counsels clients in governance and business matters in his role at the law firm. In addition to his legal and management experience described above, the Company believes that Mr. Kaplan should serve as a director because he brings thoughtful analysis, sound judgment and insight to best practices to the Board, in addition to his professional experiences, which strengthens the Board’s collective qualifications, skills and experience.

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Kim Korth

Ms. Korth, 62, has served as a director since 2006. Since December 2012, Ms. Korth has served as the President and Chief Executive Officer of Dickten Masch Plastics, LLC, a thermoplastics and thermoset manufacturer, and as the President, Chief Executive Officer and director of TECHNIPLASTM, a privately held group of plastics-focused manufacturing businesses. Prior to that, she served as President, Chief Executive Officer and as a director of Supreme Corporation, a manufacturer of truck and van bodies, from 2011 to 2012. Ms. Korth is the founder and owner of IRN, Inc., an international automotive consulting firm. She founded the consulting firm in 1983 and is a recognized expert on automotive supplier strategy and issues.

Ms. Korth is a member of the board of Unique Fabricating LLC, a niche supplier of acoustic parts for the automotive industry.

Ms. Korth has several decades of experience in corporate governance issues, organizational design, and development of strategies for growth and improved financial performance for automotive suppliers. In addition to the knowledge and experience described above, the Company believes that Ms. Korth should serve as a director because she provides insight to industry trends and expectations to the Board, which strengthens the Board’s collective qualifications, skills and experience.

William M. Lasky

Mr. Lasky, 69, has served as a director since 2004. Mr. Lasky served as President and Chief Executive Officer of Accuride Corporation (“Accuride”), a manufacturer and supplier of commercial vehicle components, from 2008 until his retirement in 2011. He served as the Chairman of the Board of Accuride from 2009 to 2012. On October 8, 2009 Accuride filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. On February 26, 2010, after successfully completing its plan of reorganization, Accuride emerged from Chapter 11 bankruptcy. Mr. Lasky served as President and Chief Executive Officer of JLG Industries, Inc., a diversified construction and industrial equipment manufacturer, from 1999 through 2006 and served as Chairman of the Board from 2001 through 2006.

From 2011 through May 2016, Mr. Lasky also served as a director of Affinia Group, Inc., a designer, manufacturer and distributor of industrial grade replacement parts and services for automotive and heavy-duty vehicles.

In addition to his professional experience described above, the Company believes that Mr. Lasky should serve as a director because he provides in-depth industry knowledge, business acumen and leadership to the Board, which strengthens the Board’s collective qualifications, skills and experience.

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George S. Mayes, Jr.

Mr. Mayes, 58, has served as a director since 2012. Mr. Mayes currently provides independent business consulting services. Previously, Mr. Mayes served as Executive Vice President and Chief Operating Officer of Diebold, Inc., a provider of integrated self-service delivery and security systems and services, from 2013 to 2015. Prior to that, he served as Executive Vice President of Operations from 2008, as Senior Vice President, Supply Chain Management from 2006 to 2008, and as Vice President, Global Manufacturing upon joining Diebold, Inc. in 2005.

Mr. Mayes has extensive experience in lean manufacturing and Six Sigma processes and has managed manufacturing facilities in Canada, Mexico, France, Hungary, Brazil, China, Poland, Italy and the United States.

The Company believes that Mr. Mayes should serve as a director because he provides in-depth knowledge of manufacturing theories and operations, business acumen and leadership to the Board, which strengthens the Board’s collective qualifications, skills and experience.

Paul J. Schlather

Mr. Schlather, 64, has served as a director since 2009. Mr. Schlather currently provides independent business consulting services. Mr. Schlather was a partner at PricewaterhouseCoopers LLP, serving as co-head to the Private Client Service group from August 2002 until his retirement in 2008.

Mr. Schlather qualifies as an audit committee financial expert due to his extensive background in accounting and finance built through his career in public accounting. In addition to his professional and accounting experience described above, the Company believes that Mr. Schlather should serve as a director because he provides financial analysis and business acumen to the Board, which strengthens the Board’s collective qualifications, skills and experience.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

The Audit Committee of the Board currently anticipates appointing Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for the year ending December 31, 2017. For 2016, Ernst & Young was engaged by us to audit our annual financial statements, assess our internal control over financial reporting and to perform audit-related and tax services. We expect that representatives of Ernst & Young will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions from shareholders.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. As a matter of good corporate governance, the Audit Committee requests that shareholders ratify its anticipated selection of Ernst & Young to serve as our independent registered public accounting firm for 2017.

Although ratification by shareholders is not legally required, the Board believes that the submission is an opportunity for the shareholders to provide feedback on an important issue of corporate governance. If our shareholders do not approve the appointment of Ernst & Young, the appointment of our independent registered public accounting firm will be re-evaluated by the Audit Committee, but will not require the Audit Committee to appoint a different accounting firm. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during 2017 if it determines that such a change would be in the best interests of the Company and our shareholders.

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Approval of this proposal requires the affirmative vote of a majority of the common shares present in person or by proxy and entitled to be voted on the proposal at our Annual Meeting. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered common shares present and entitled to vote on the proposal and will not have a positive or negative effect on the outcome of this proposal, however, there should be no broker non-votes on this proposal because brokers should have the discretion to vote uninstructed common shares on this proposal.

The Board of Directors recommends that you vote FOR Proposal Two.

Service Fees Paid to the Independent Registered Public Accounting Firm

For the fiscal years ended December 31, 2016 and 2015 we retained Ernst & Young to provide services in the following categories and amounts. The Audit Committee has considered the scope and fee arrangements for all services provided by Ernst & Young, taking into account whether the provision of non-audit-related services is compatible with maintaining Ernst & Young’s independence.

	2016	2015
Audit Fees	$1,899,800	$1,496,515
Audit Related Fees	145,900	-
Tax Fees	374,700	193,662
Total Fees	$2,420,400	$1,690,177

Audit Fees. Audit fees include services associated with the annual audit of our consolidated financial statements, the audit of our internal control over financial reporting, the quarterly reviews of the financial statements included in our SEC Form 10-Q filings, international statutory audits and other services that are normally provided by the independent accountants in connection with regulatory filings. The increase in audit fees in 2016 primarily relates to various additional audit services including the release of Company’s valuation allowance on its U.S. federal, certain state and foreign deferred tax assets and the Company’s headquarter relocation.

Audit-related fees. Audit related fees include services associated with assurance and related services that are reasonably related to the performance of the audit of the Company’s financial statements which includes assistance in financial due diligence related to mergers and acquisitions.

Tax Fees. Tax fees relate to tax planning, domestic and international tax compliance and tax advice. The increase in tax fees in 2016 primarily relates to tax due diligence for mergers and acquisitions.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to approve in advance all audit and permitted non-audit services to be performed for the Company by its independent registered public accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee also pre-approves particular services on a case-by-case basis. In accordance with this policy, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman may pre-approve services and inform the Audit Committee at the next scheduled meeting.

All services provided by Ernst & Young during fiscal year 2016, as noted in the previous table, were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described above.

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Audit Committee Report

 In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility relating to corporate accounting, our reporting practices, and the quality and integrity of the financial reports and other financial information provided by us to any governmental body or to the public. Management is responsible for the financial statements and the financial reporting process, including assessing the effectiveness of the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for conducting audits and reviews of our financial statements in accordance with standards established by the Public Company Accounting Oversight Board, expressing an opinion on the conformity of the Company’s financial statements in accordance with generally accepted accounting principles, and auditing and reporting on the Company’s effectiveness of internal controls over financial reporting. The Audit Committee is comprised of five directors, each of whom is “independent” for audit committee purposes under the listing standards of the NYSE.

In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed our audited financial statements for the year ended December 31, 2016, with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee also discussed with our independent registered public accounting firm, Ernst & Young, the matters required to be discussed under Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees. The Audit Committee has received the written disclosures and letter from Ernst & Young required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communication with the Audit Committee concerning independence. The Audit Committee discussed Ernst & Young’s independence with Ernst & Young. The Audit Committee also considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining Ernst & Young’s independence.

The Audit Committee discussed with our Internal Audit Director and Ernst & Young the overall scope and plans for their respective audits. The Audit Committee also met with the Internal Audit Director and Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of the Company’s financial reporting.

Based on the above-referenced review and discussions with management, the Internal Audit Director and Ernst & Young, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements for fiscal 2016 be included in the Company’s Annual Report on Form 10-K filed with the SEC.

The Audit Committee

Douglas C. Jacobs, Chairman
Ira C. Kaplan
William M. Lasky
George S. Mayes, Jr.
Paul J. Schlather

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PROPOSAL THREE: SAY-ON-PAY

As required by Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) we provide our shareholders with the opportunity to cast an annual advisory non-binding vote to approve the compensation of our Named Executive Officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables) (a “Say-On-Pay” proposal). We believe that it is appropriate to seek the views of shareholders on the design and effectiveness of the Company’s executive compensation program.

At the Company’s 2016 Annual Meeting of Shareholders, 97% of the votes cast on the Say-On-Pay proposal voted in favor of the proposal. The Compensation Committee believes this affirmed shareholders’ support of the Company’s approach to executive compensation.

Our goal for the executive compensation program is to attract, motivate, and retain a talented, entrepreneurial and creative team of executives to provide operational and strategic leadership for the Company’s success in competitive markets. We seek to accomplish this goal in a way that rewards performance and is aligned with our shareholders’ long-term interests. We believe that our executive compensation program, which emphasizes performance-based compensation and long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of our shareholders.

Base compensation is aligned to be competitive in the industry in which we operate. Performance-based compensation (cash and equity) represents 60-75% of each executive officer’s target compensation opportunity, with long-term incentives representing the largest portion of compensation. Targets for incentive compensation are based on financial performance targets and increasing shareholder value. The Compensation Committee retains the services of an independent compensation consultant to advise on competitive compensation and compensation practices.

The Board recommends that shareholders vote FOR the following resolution:

“RESOLVED that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee. The Board and the Compensation Committee value the opinions of our shareholders and will take into account the outcome of the vote when considering future decisions regarding executive compensation.

The affirmative vote of a majority of the common shares present or represented by proxy and voting at the Annual Meeting will constitute approval of this non-binding resolution. If you own common shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your common shares so that your vote can be counted on this proposal. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered common shares present and entitled to vote on this proposal and will not have a positive or negative effect on the outcome of this proposal.

The Board of Directors recommends that you vote FOR Proposal Three.

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PROPOSAL FOUR: SAY ON PAY FREQUENCY

As required under the Dodd-Frank Act and Section 14A of the Exchange Act, we are also asking you to cast an advisory (non-binding) vote recommending the frequency with which we should hold future shareholder advisory votes on the compensation of our named executive officers.

This advisory vote, commonly known as a “Say-on-Frequency” vote, gives you the opportunity to express your views about how frequently (but at least once every three years) we should conduct a Say-on-Pay vote. You may vote for future Say-on-Pay votes to be held every “1 YEAR,” “2 YEARS” or “3 YEARS” or abstain from voting in response to this proposal.

We believe you should vote for us to conduct Say-on-Pay votes every year (1 YEAR). Before you vote, we encourage you to consider the following:

•	a vote every year provides shareholders with the most immediate and direct way to provide input with respect to the Company’s current compensation arrangements;

•	a vote every year promotes the highest degree of transparency regarding our compensation structure;

•	a vote every year is consistent with best practices and good corporate governance;

•	many of the leading shareholder advisory firms and institutional shareholders have publicly announced their support for annual Say-on-Pay votes; and

•	the majority of the Company’s shareholders voted in 2011 (the last Say-on-Frequency vote) to have a Say-on-Pay vote every year (i.e., for 1 Year) and subsequent to that vote the Company has included a Say-on-Pay vote every year.

For these reasons, the Board recommends that shareholders vote for us to conduct the required shareholder advisory vote on named executive officer compensation every year (1 YEAR) on Proposal Four.

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CORPORATE GOVERNANCE

Corporate Governance Documents and Committee Charters

The Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers and the charters of the Board of Directors’ Audit, Compensation, and Nominating and Corporate Governance committees are posted on our website at www.stoneridge.com. Written copies of these documents are available without charge to any shareholder upon request. Requests should be directed to Investor Relations at the address listed on the Notice of Annual Meeting of Shareholders.

Corporate Ethics Hotline

We established a corporate ethics hotline as part of our Whistleblower Policy and Procedures to allow persons to lodge complaints about accounting, auditing and internal control matters, and to allow an employee to lodge a concern, confidentially and anonymously, about any accounting and auditing matter. Information about lodging such complaints or making such concerns known is contained in our Whistleblower Policy and Procedures, which is posted on our website at www.stoneridge.com.

Director Independence

The NYSE rules require listed companies to have a Board of Directors comprised of at least a majority of independent directors. Under the NYSE rules, a director qualifies as “independent” upon the affirmative determination by the Board of Directors that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board has not adopted categorical standards of independence. The Board has determined that the following directors and nominees for election as a director are independent:

Jeffrey P. Draime	Kim Korth	George S. Mayes, Jr.
Douglas C. Jacobs	William M. Lasky	Paul J. Schlather
Ira C. Kaplan

Annual Board and Committee Self Evaluations

               Our Corporate Governance guideline requires that the Board and each committee conduct an annual self-evaluation.  The self-evaluations are intended to facilitate a candid assessment and discussion by the Board and each committee of its effectiveness as a group in fulfilling its responsibilities.  Each year the Board and each committee conducts a self-evaluation/assessment using questionnaires to facilitate the evaluation.  The Board and each Committee then reviews a summary of the questionnaires in connection with discussions to determine which areas the Board and Committee would like to focus on during the coming year to enhance its effectiveness.

The Board of Directors’ Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to the Company. The Board has oversight responsibility of the processes established to report and monitor systems for material risks applicable to us. The Audit Committee regularly reviews enterprise-wide risk management, which includes treasury risks (foreign exchange rates, and credit and debt exposures), financial and accounting risks, legal and compliance risks, and other risk management functions. The Compensation Committee considers risks related to the attraction and retention of talent and related to the design of compensation programs and arrangements. The full Board considers strategic risks and opportunities and regularly receives reports from management on risk and from the committees regarding risk oversight in their areas of responsibility.

Anti-Hedging Policy

Our Insider Trading Policy prohibits Company directors, officers and key employees covered by the pre-clearance procedures of the Insider Trading Policy from engaging in hedging transactions designed to offset decreases in the market value of the Company’s securities, including transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, prepaid variable forwards, equity swaps, collars and exchange funds.

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Anti-Pledging Policy

Our Insider Trading Policy prohibits directors, officers and key employees covered by the pre-clearance provisions of the Insider Trading Policy from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

The Board of Directors

In 2016 the Board held nine meetings. Each Board member attended at least 75% of the meetings of the Board and of the committees on which he or she serves. Our policy is that directors are to attend the Annual Meeting of Shareholders. All of our current directors attended the 2016 Annual Meeting of Shareholders. Mr. Lasky has been appointed as the lead independent director by the independent directors to preside at the executive sessions of the independent directors. The Board’s independent directors meet regularly in executive session. All directors, except Mr. DeGaynor, the Company’s President and CEO, are independent.

Leadership of the Board

The Board does not have a formal policy regarding the separation of the roles of CEO and Chairman of the Board as the Board believes it is in the best interest of the Company and our shareholders to make that determination based on the position and direction of the Company and the membership of the Board. At this time, the Board has determined that having an independent director serve as Chairman is in the best interest of the Company and our shareholders. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures. Further, this structure permits our President and CEO to devote more time focusing on the strategic direction and management of our day-to-day operations.

Committees of the Board

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. These committees are the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each member of the Audit, Compensation, and Nominating and Corporate Governance Committees is independent as defined under the listing standards of the NYSE. The table below shows the composition of the Board’s committees:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Douglas C. Jacobs*	Jeffrey P. Draime	Jeffrey P. Draime
Ira C. Kaplan	Douglas C. Jacobs	Ira C. Kaplan
William M. Lasky	Kim Korth*	Kim Korth
George S. Mayes, Jr.	William M. Lasky	William M. Lasky*
Paul J. Schlather

___________________

* Committee Chairperson

Audit Committee

This committee held eight meetings in 2016. Information regarding the functions performed by the Audit Committee is set forth in the “Audit Committee Report,” included in this Proxy Statement. The Board has determined that each Audit Committee member is financially literate under the listing standards of the NYSE. The Board also determined that Mr. Jacobs and Mr. Schlather each qualify as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. In addition, under the Sarbanes-Oxley Act of 2002 and the NYSE rules mandated by the SEC, members of the audit committee must have no affiliation with the issuer, other than their Board seat, and receive no compensation in any capacity other than as a director or committee member. Each member of the Audit Committee meets this additional independence standard applicable to audit committee members of NYSE listed companies.

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Compensation Committee

This committee held four meetings in 2016. Each member of our Compensation Committee meets the independence requirements of the NYSE, including the enhanced independence requirements applicable to Compensation Committee members under NYSE rules, is a non-employee director under Rule 16b-3 of the Exchange Act and is an outside director under Section 162(m) of the Internal Revenue Code. The Compensation Committee is responsible for establishing and reviewing our compensation philosophy and programs with respect to our executive officers; approving executive officer compensation and benefits; recommending to the Board the approval, amendment and termination of incentive compensation and equity-based plans; and certain other compensation matters, including director compensation. Our CEO makes recommendations regarding compensation of other officers to the Compensation Committee. The Compensation Committee can exercise its discretion in modifying any amount presented by our CEO. The Compensation Committee regularly reviews the total compensation obligations to each of our executive officers. During 2016, the Compensation Committee retained Total Rewards Strategies LLC to provide compensation related consulting services. Specifically, the compensation consultant provided relevant market data, current trends in executive and director compensation and advice on program design. In accordance with its charter, the Compensation Committee may delegate power and authority as it deems appropriate for any purpose to a subcommittee of not fewer than two members.

Nominating and Corporate Governance Committee

This committee held two meetings in 2016. The purpose of the Nominating and Corporate Governance Committee is to evaluate the qualifications of director nominees, to recommend candidates for election as directors, to make recommendations concerning the size and composition of the Board, to develop and implement our corporate governance policies and to assess the effectiveness of the Board.

Nominations and Nomination Process

It is the policy of the Nominating and Corporate Governance Committee to consider individuals recommended by shareholders for membership on the Board. If a shareholder desires to recommend an individual for membership on the Board, then that shareholder must provide a written notice (the “Recommendation Notice”) to the Secretary of the Company at Stoneridge, Inc., 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377, on or before January 15 for consideration by this committee for that year’s election of directors at the Annual Meeting of Shareholders.

In order for a recommendation to be considered by the Nominating and Corporate Governance Committee, the Recommendation Notice must contain, at a minimum, the following:

•	the name and address, as they appear on the Company’s books, and telephone number of the shareholder making the recommendation, including information on the number of common shares owned and date(s) acquired, and if such person is not a shareholder of record or if such common shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity;

•	the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience, and qualifications of that individual;

•	a written acknowledgment by the individual being recommended that he or she has consented to the recommendation and consents to the Company undertaking an investigation into that individual’s background, experience, and qualifications in the event that the Nominating and Corporate Governance Committee desires to do so;

•	any information not already provided about the person’s background, experience and qualifications necessary for us to prepare the disclosure required to be included in our proxy statement about the individual being recommended;

•	the disclosure of any relationship of the individual being recommended with us or any of our subsidiaries or affiliates, whether direct or indirect; and

•	the disclosure of any relationship of the individual being recommended with the shareholder, whether direct or indirect, and, if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at our Annual Meeting of Shareholders (or a statement to the effect that no material interest is known to such shareholder).

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The Nominating and Corporate Governance Committee determines, and periodically reviews with the Board, the desired skills and characteristics for directors as well as the composition of the Board as a whole. This assessment considers the directors’ qualifications and independence, as well as diversity, age, skill, and experience in the context of the needs of the Board. Directors should share our values and should possess the following characteristics: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; and the time available to devote to Board activities and the willingness to do so. The Nominating and Corporate Governance Committee does not have a formal policy specifically focusing on the consideration of diversity; however, diversity is one of the factors that the Nominating and Corporate Governance Committee considers when identifying candidates and making its recommendations to the Board. In addition to the foregoing considerations, generally with respect to nominees recommended by shareholders, the Nominating and Corporate Governance Committee will evaluate such recommended nominees considering the additional information regarding them contained in the Recommendation Notices. When seeking candidates for the Board, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management and third-party search firms. Ultimately, the Nominating and Corporate Governance Committee will recommend to the Board prospective nominees who the Nominating and Corporate Governance Committee believes will be effective, in conjunction with the other members of the Board, in collectively serving the long-term best interests of our shareholders.

The Nominating and Corporate Governance Committee recommended to the Board each of the nominees identified in “Election of Directors” beginning on page 5 of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

None of the members of the Board’s Compensation Committee served as an officer at any time or as an employee during 2016. In addition, no Compensation Committee interlocks existed during 2016.

Communications with the Board of Directors

The Board believes that it is important for interested parties to have the ability to send communications to the Board. Persons wishing to communicate with the Board may do so by sending a letter to the Secretary of the Company at Stoneridge, Inc., 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377. The envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state whether the intended recipients are all members of the Board or certain specified individual directors (such as the lead independent director or non-management directors as a group). The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. The directors are not spokespeople for the Company and responses or replies to any communication should not be expected.

Transactions with Related Persons

There were no reportable transactions involving related persons in 2016.

Review and Approval of Transactions with Related Persons

The Board has adopted a written statement of policy with respect to related party transactions. Under the policy, a related party transaction is a transaction required to be disclosed pursuant to Item 404 of Regulation S-K or any other similar transaction involving the Company or the Company’s subsidiaries and any Company employee, officer, director, 5% shareholder or an immediate family member of any of the foregoing if the dollar amount of the transaction or series of transactions exceeds $25,000. A related party transaction will not be prohibited merely because it is required to be disclosed or because it involves related parties. Pursuant to the policy, such transactions are presented to the Nominating and Corporate Governance Committee for evaluation and approval by the committee, or if the committee elects, by the full Board. If the transaction is determined to involve a related party, the Nominating and Corporate Governance Committee will either approve or disapprove the proposed transaction. Under the policy, in order to be approved, the proposed transaction must be on terms that are fair to the Company and are comparable to market rates, where applicable.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section we describe the compensation program for our Named Executive Officers (NEOs). We also discuss our compensation philosophy, policies and the decisions made by the Compensation Committee of the Board in 2016 as it relates to the compensation of our NEOs.

Named Executive Officers for 2016

Name	Title
Jonathan B. DeGaynor	President & Chief Executive Officer
Robert R. Krakowiak	Chief Financial Officer and Treasurer
George E. Strickler (1)	Executive Vice President
Michael D. Sloan	Vice President and President of Control Devices
Thomas A. Beaver	Vice President and President of Global Sales
Peter Kruk	President of Electronics

(1) Mr. Strickler also served as the Company's Chief Financial Officer and Treasurer from January 2006 until August 2016.

2016 Overview

We performed as expected delivering a strong financial performance in 2016. Sales growth in our Control Devices segment exceeded our underlying markets as a result of successful product launches including our new shift-by-wire products as we continue executing on our long-term strategy to drive higher content per vehicle through system based solutions. We were also able to achieve an expansion of our gross margin and continued to improve our operational efficiency. Our PST segment performance improved as a result of cost reductions and operational improvements despite the continued challenging economic environment in Brazil.

The actions of the Compensation Committee (the “Committee”) and our pay-for-performance philosophy functioned such that compensation earned by our executives was aligned with our financial performance for 2016. Highlights from the year and our performance are as follows:

•	We successfully launched new platforms including our new shift-by-wire products in our Control Devices segment. These new products resulted in significant organic growth for the Company in 2016.

•	Our business units have continued to focus on profitable and sustainable top line growth by developing a clear current and future vision of our products, technologies and targeted customers.

•	We continued to manage through the challenging economic conditions in Brazil, proactively realigning our cost structure based on weakness in the Brazilian economy and automotive market and making operational improvements.

•	Net sales increased by 7.9% primarily due to higher sales in our Control Devices segment from higher North American automotive market sales associated with the launch of our shift-by-wire product. This was offset by unfavorable foreign currency translation in our Electronics and PST segments, lower sales volume in our Electronics segment related to North American commercial vehicle products and lower product sales volume in our PST segment due to weakness in the Brazilian economy and automotive market.

•	Income from continuing operations increased by $54.8 million compared to the prior year. This increase was primarily due to impact of the release of the valuation allowance associated with our U.S. federal, certain state and foreign deferred tax assets of $38.8 million. Excluding the impact of the valuation allowance release, income from continuing operations increased by $16.0 million due to higher sales in our Control Devices segment, a gross margin expansion and improved operational efficiency.

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As a result:

•	Our consolidated operating income, free cash flow and return on invested capital all exceeded the established targets for our Annual Incentive Plan (AIP) resulting in an overall weighted achievement of 131.0% of target for the consolidated portion of the AIP.

•	Our Control Devices segment exceeded targets for all of their divisional financial metrics and earned 108.4% of target for their divisional portion of the AIP.

•	Our Electronics segment exceeded targets for all of their divisional financial metrics and earned 109.6% of target for their divisional portion of the AIP.

•	Under our long-term incentive plan, our earnings per share for 2016 exceeded the 2016 EPS performance target. This, combined with the annual EPS performance from 2013 and 2014, resulted in total EPS share awards of 114% of target being earned for the 2014-2016 performance period. Additionally, for the three year total shareholder return performance component, our shareholder return was in the top quartile of companies in our peer group resulting in the maximum TSR awards being earned for the 2014-2016 performance period.

Compensation Philosophy and Objectives

Our Company’s compensation programs for executive officers are designed to attract, retain, motivate, and reward talented executives who advance our strategic, operational and financial objectives and thereby enhance shareholder value. The primary objectives of our compensation programs for executive officers are to:

•	Attract and retain talented executive officers by providing a total compensation package that is competitive with that offered by similarly situated companies.

•	Create a compensation structure under which a substantial portion of total compensation is based on achievement of performance goals.

•	Align total compensation with the objectives and strategies of our shareholders and business.

A substantial portion of our executive officers’ annual and long-term compensation is tied to quantifiable measures of the Company’s financial performance, and therefore will not be earned unless at least the minimum threshold performance is achieved.

Elements of Compensation

Following are the elements of our executive compensation program and the objectives for including them.

Element	Type	Objective
Base Salary	Cash - fixed	Attract and retain highly skilled executives by providing market competitive base salary that is aligned with the executive's responsibilities, experience & performance.
Annual Incentive Plan	Cash - variable	Motivate and reward the achievement of individual, division and/or corporate financial and operational strategic objectives.
Long-Term Incentive Plan	Equity and/or Cash - variable	Retain and reward key employees, and align the interests of employees with our shareholders and the long-term success of the Company.
Benefits & Perquisites	Non-cash	Retain key employees by providing market competitive health, welfare & retirement benefits, and limited perquisites that align with our compensation philosophy.

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Mix of Compensation

Our executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that closely correlate with the achievement of both short-term performance objectives and long-term shareholder value. A significant portion of our executive officers’ annual and long-term performance-based compensation is at-risk, with the level of risk increasing with the officer’s position level. This provides more upside potential as well as downside risk for more senior positions because they have greater influence on our overall performance.

In 2016, the CEO recommended and the Committee approved no increases to the base salaries of the executive officers who report to the CEO.  Instead, increases were approved to the AIP targets, resulting in 5% to 10% higher targets.  This was done in part to more closely align with the strategy of providing a significant portion of the executive officers’ pay in the form of performance-based compensation.  Comparison to the comparator group (the “Comparator Group”) compensation levels and mix of compensation was also a factor.

There is no pre-established policy or target for the allocation between cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews competitive market compensation information provided by our compensation consultant and considers the Company’s historical compensation practices in determining the appropriate level and mix of incentive compensation for each executive position.

Total Target Compensation

Total target compensation is the value of the compensation package that is intended to be delivered if performance goals are met. Actual compensation depends on the annual and long-term incentive compensation payout levels based upon the applicable performance achievement and, for a significant percentage of long-term awards, the price of our common shares and total return to shareholders measured against peer group TSR. The following charts show the weighting of each element of total target compensation for the CEO, and average for the other NEOs.

These charts demonstrate our pay-for-performance philosophy, showing that annual and long-term incentive-based compensation comprises the majority of total target compensation.

Compensation Policies & Best Practices

To achieve the goals of aligning executive compensation with Company performance while maintaining strong corporate governance and minimizing risk, the Committee and the Company review and adopt policies and best practices that they believe are in the best interest of the Company and our shareholders. Following are some of the practices that have been adopted over time that we believe help us to achieve these goals.

•	Significant emphasis on performance-based compensation

•	Use of an independent compensation consultant whose firm does no other work for the Company

•	Annual benchmarking of compensation mix and levels for executive officers to ensure competitiveness

•	Use of the Total Shareholder Return metric in the long-term incentive plan to align executive and shareholder interests

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•	Include caps on both the annual incentive plan and the long-term incentive plan

•	Provide limited perquisites to executive officers

•	Maintain robust stock ownership guidelines for our executive officers and non-employee Directors

•	Established anti-hedging and anti-pledging policies

•	Recoupment of compensation (“clawback”) policy

•	Implementation of an annual compensation risk assessment

The Compensation Committee

The Committee has the responsibility for determining the compensation paid to the Company’s executive officers. In carrying out its responsibilities, among other things, the Committee does the following:

•	Ensures there is a clear, reasonable and logical linkage between executive officer compensation programs and overall Company performance

•	Considers comparison to the Company’s established Comparator Group and the broader market to ensure appropriate mix and level of competitiveness of compensation

•	Reviews and approves annual base salary levels, annual incentive plan targets, and long-term incentive plan targets, in alignment with the level and performance of each NEO as well as company performance and market conditions

•	Reviews, advises on and approves new or revised compensation plans

Independent Compensation Consultant

The Committee retains the services of an independent compensation consultant to assist the Committee with the following:

•	Appraising of relevant trends and compensation developments in the market

•	Providing advice regarding issues such as long-term incentives and change in control arrangements and other topics as needed

•	Providing Comparator Group analysis

•	Providing market data for the CEO position and other executive officers

In 2016, the Committee’s compensation consultant was Total Rewards Strategies, LLC (“TRS”).

Management

The Committee considers the recommendations and evaluations of the CEO when setting the compensation of the other executive officers.

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Comparator Group

The comparator group is comprised of some of our direct competitors and a broader group of companies in the electronic and motor vehicle parts manufacturing industries that the Committee believes is representative of the labor market from which we recruit executive talent. Factors used to select the Comparator Group of companies include, but are not limited to, industry segment, revenue, profitability, number of employees and market capitalization. The Committee reviews and approves the Comparator Group annually. The companies in the Comparator Group in 2016 were:

Actuant	EnPro Industries	Methode Electronics
Altra Industrial Motion	ESCO Technologies	Modine Manufacturing Company
AVX	Franklin Electric	OSI Systems
Barnes Group	Gentex	Rogers
Chart Industries	Gentherm	Shiloh Industries
CIRCOR	Graco	Spartan Motors
Columbus McKinnon	KEMET	Standard Motor Products
Commercial Vehicle Group	Littelfuse	Superior Industries
CTS	Lydall	Tower International
Dorman Products	Meritor	Wabash National

Compensation Benchmarking

TRS provides the Committee with the 50th and 75th percentiles of the comparator group for base salary, cash bonus, long-term incentives and total overall compensation. The Committee uses as a primary reference point the 50th percentile when determining base salary, annual incentive and long-term incentive targets; each element of pay is adjusted to reflect competitive market conditions. The goal of the executive compensation program is to target overall compensation at the 50th percentile of pay practices of the peer group of companies. Actual target pay for an individual may be more or less than the referenced percentiles based on the Committee’s evaluation of the individual’s performance and potential. Consistent with the Committee’s philosophy of pay-for-performance, incentive payments can exceed target levels only if overall Company financial targets are exceeded and will fall below target levels if overall financial goals are not achieved.

Consideration of Shareholder Advisory Vote on Executive Compensation

At our 2016 Annual Meeting of Shareholders, our shareholders approved our compensation advisory resolution with 97% of the votes cast on the say-on-pay proposal voted for the proposal on the 2015 executive compensation described in our 2016 Proxy Statement. The Committee believes the shareholders vote affirms the Company’s approach to executive compensation.

Base Salary

Base salary is the foundation of our compensation program for our executive officers. The annual cash incentive compensation awards and long-term incentive awards are based on a percentage of base compensation. The base salary is set at competitive market levels to attract and retain our executive officers. Base salary levels for our executive officers are set on the basis of the executive’s responsibilities, the current general industry and competitive market data, as discussed above. In each case, due consideration is given to personal factors, such as the individual’s experience, competencies, performance and contributions, and to external factors, such as salaries paid to similarly situated executive officers by like-sized companies and in particular our comparator group. The Committee considers the evaluation and recommendation of the CEO in determining the base salary of the other executive officers. The Committee generally approves all executive officer base salaries at its December meeting, which become effective January 1 of the following year. Executive officers’ base salaries remain fixed throughout the year unless a promotion, change in responsibilities, or special circumstances occur.

Based on a review of base salaries relative to the comparator group and a desire to shift greater weight to performance-based compensation, the CEO recommended and the Committee approved that there would be no base salary increases in 2016 for the non-CEO executive officers of the Company.

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Annual Incentive Awards

Our executive officers participate in our Annual Incentive Plan (“AIP”) which provides for annual cash payments based on the achievement of specific financial goals. As described above, the Company believes that a substantial portion of each executive’s overall compensation should be directly tied to quantifiable measures of financial performance. In February 2016, the Committee approved the Company’s 2016 AIP targets and metrics. The AIP targets are expressed as a percentage of the executive officer’s base salary.

For 2016, the structure of our AIP included both consolidated financial performance metrics and, where appropriate, divisional or functional focused metrics to incentivize specific performance. In addition, in 2016 an individual performance metric was added for executive officers and other direct reports to the CEO as a way to incentivize and reward specific strategic and measurable activities that are particular to each executive officer’s area of responsibility. The individual metrics are considered critical to the achievement of the overall financial and operational metrics.

The AIP metrics, weighting, metric performance targets, and achievement for our NEOs for 2016 are summarized as follows:

For Mr. DeGaynor	Weight	Metric Target	Achievement
Consolidated Metrics:
Operating Income	60%	$44.2 million	104%
Free Cash Flow	20%	$31.3 million	130%
Return on Invested Capital	20%	16.7%	105%

For Mr. Strickler, Mr. Krakowiak and Mr. Beaver:	Weight	Metric Target	Achievement
Consolidated Metrics:
Operating Income	40%	$44.2 million	104%
Free Cash Flow	20%	$31.3 million	130%
Return on Invested Capital	20%	16.7%	105%
Individual Performance
Mr. Strickler	20%	100%	125%
Mr. Krakowiak	20%	100%	100%
Mr. Beaver	20%	100%	100%

For Mr. Sloan:	Weight	Metric Target	Achievement
Consolidated Metrics:
Operating Income	30%	$44.2 million	104%
Free Cash Flow	15%	$31.3 million	130%
Return on Invested Capital	15%	16.7%	105%
Individual Performance	20%	100%	150%
Divisional Metrics:
Operating Income	10%	$63.2 million	98%
Free Cash Flow	5%	$37.8 million	92%
Return on Invested Capital	5%	44.4%	98%

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For Mr. Kruk:	Weight	Metric Target	Achievement
Consolidated Metrics:
Operating Income	30%	$44.2 million	104%
Free Cash Flow	15%	$31.3 million	130%
Return on Invested Capital	15%	16.7%	105%
Individual Performance	20%	100%	75%
Divisional Metrics:
Operating Income	10%	$18.5 million	80%
Free Cash Flow	5%	$12.1 million	120%
Return on Invested Capital	5%	32.8%	75%

The consolidated and divisional financial performance metric targets were based on our 2016 business plan and were intended to be challenging but achievable based on industry conditions known at the time they were established. Under the 2016 AIP, the minimum level for achievement for the consolidated and divisional financial metrics was based on 80% of target while the maximum level was based on 130% of target.

The following table provides the 2016 AIP targets and achievement as a percent of base salary and as a dollar amount for our NEOs. In 2016, the AIP targets as a percent of base salary for Mr. Strickler, Mr. Beaver, Mr. Sloan and Mr. Kruk were increased. This was part of the overall strategy mentioned previously to hold base salary constant for 2016 while shifting a greater portion of total compensation to be more directly performance-based. This also more closely aligned the total cash compensation for this group with the peer group total cash compensation levels.

Executive Officer	Percent of Base Salary Target	Percent of Base Salary Achieved	Target Bonus	Achieved Bonus
Jonathan B. DeGaynor	100%	131.0%	$549,996	$720,720
Robert R. Krakowiak (1)	65%	83.6%	89,667	115,275
George E. Strickler	75%	100.2%	288,075	384,753
Michael D. Sloan	65%	84.3%	200,200	259,599
Thomas A. Beaver	55%	70.7%	174,350	224,144
Peter Kruk (2)	50%	57.5%	118,663	133,799

(1)	Mr. Krakowiak's 2016 AIP bonus is prorated to reflect his employment start date of August 29, 2016.

(2)	Mr. Kruk is based in Sweden and is paid in Swedish Krona. For purposes of this proxy statement, his compensation has been converted to USD using the average of the foreign currency exchange rates on the last day of each month of the 2016 reporting year.

For each performance metric, specific levels of achievement for minimum, target, and maximum were set as described above. At target, 100% payout is achieved for each element of the plan; at maximum, 200% payout is achieved; and at minimum, 50% payout is achieved. Below the minimum, no incentive is earned under the plan. Minimum achievement under the Operating Income metric is required for the other metrics to payout above their minimum levels. The AIP incentive compensation payout earned between the minimum and maximum levels is prorated. The payment of compensation under the 2016 plan was subject to our overall performance and is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

In addition to AIP, the Committee approved modest discretionary bonuses for the executive officers in recognition of their accomplishments in 2016 related to multiple special projects, such as the headquarters move from Warren, Ohio to Novi, Michigan, the resulting changes in staff, as well as successful acquisition activity.  These discretionary bonuses are included in the “Bonus” column of the Summary Compensation Table.

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Long-Term Incentive Awards

We believe that long-term incentive awards are a valuable motivation and retention tool and provide a long-term performance incentive to management. Under our Long-Term Incentive Plan (“LTIP”), executive officers may be granted share options, restricted common shares and other equity-based awards. Under our Long-Term Cash Incentive Plan (“LTCIP”), executive officers may be granted awards payable in cash. The long-term awards are calculated based on the fair value of the shares, shares equivalent or cash at the time of grant. In 2016, we used the following long-term incentive vehicles to provide grants to our executive officers.

•	Share-Based Units (Units): Units provide strong retention value by granting the recipients the right to receive common shares (on a one-for-one basis for the number of units granted) after a three year vesting period, provided that the executive officer is still employed by the Company.

•	Performance-Based Shares - Total Shareholder Return: These awards may vest based on our TSR over a three year period relative to the TSR of our 2016 peer group over the same period. The following table shows the payout levels associated with each quartile performance level. TSR below the 25th percentile of the peer group results in no payout. The maximum payout is 150% when performance meets or exceeds the 75th percentile. In between, the 25th and 75th percentiles, the awards are prorated. We believe the use of the TSR metric effectively aligns executive and shareholder interests. If vested, performance shares related to the TSR metric will be paid by the issuance on a one-for-one basis of common shares.

Stoneridge TSR Versus Peer Group	Payout % of Target Award
75th Percentile to 100th Percentile	150%
25th Percentile to 74th Percentile	2.0 X Stoneridge Percentile Rank
< 25th Percentile	0%

•	Performance Based Shares - Earnings Per Share: In 2016, we granted performance based shares that vest after three years based on performance relative to a pre-determined threshold, target and maximum cumulative EPS metric. Below the threshold, no payout will be earned. The maximum payout is 150% of target. The target cumulative EPS for 2016 was set using the Board-approved budget, with an additional 10% added for each of the next two years in the vesting period. The threshold is set at 70% of target and the maximum is set at 130%. Provided the executive officer remains employed, and depending on annual EPS performance, the number of performance shares vested prorates between minimum and maximum amounts. Actual EPS performance below the minimum level results in no vested performance shares for the annual performance period. If vested, performance shares related to the EPS metric will be paid by the issuance on a one-for-one basis of common shares.

	Threshold	Target	Maximum
Cumulative EPS	$2.85	$4.07	$5.29

The following chart shows the allocation of the LTIP awards that were granted in 2016:

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The Committee determines the value of the annual grant to the executive officers by considering the comparison to our Comparative Group obtained during the annual compensation review process, as well as the executives’ responsibilities, performance and potential contributions. The targeted value of 2016 LTIP grants were established as listed in the table below.

Executive Officer	Targeted Value 2016 Grant	Target as a Percent of Base Salary

Jonathan B. DeGaynor	$1,100,000	200%
Robert R. Krakowiak	500,000	125%
George E. Strickler	575,000	150%
Michael D. Sloan	350,000	114%
Thomas A. Beaver	325,000	103%
Peter Kruk	275,000	111%

The grant date fair value of the time-based units is included in the “Stock Awards” column of the Summary Compensation Table, and the time-based units awarded in 2016 are included in the “All Other Stock Awards” column of the Grants of Plan-Based Awards table. The grant date fair value of the performance shares awarded in 2016 is included in the “Stock Awards” column of the Summary Compensation Table. The performance shares awarded in 2016 are included in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns of the Grants of Plan-Based Awards table.

The Committee’s practice has been to approve the long-term incentive awards at the first regular meeting of the calendar year. As a general practice, awards under the long-term incentive plans are approved once a year unless a situation arises whereby a compensation package is approved for a newly hired or promoted executive officer and equity-based compensation is a component. Mr. Krakowiak was hired on August 29, 2016 and was awarded shares that day in the same proportion of time-based and performance shares as the other 2016 grants and with a three-year vesting period.

2014 Grant of Performance Based Shares

The performance period for the performance shares that were granted in 2014 ended on December 31, 2016. The shares vested on March 25, 2017, as shown below. These shares are included for each NEO in the “Outstanding Equity Awards at Year-End” table.

2014 LTIP Grant - Performance Period Results
Award Type & Metric	Grant Date	Vest Date	Allocation of Shares	Performance Results (2014-2016)	Payout
Time-Based RSU	3/25/2014	3/25/2017	50%	n/a	100%
Performance Shares - EPS	3/25/2014	3/25/2017	40%	108.4% of Performance Target	114% of target
Performance Shares - TSR	3/25/2014	3/25/2017	10%	84th %ile of Peer Group, 150% of target	150% of target

The TSR peer group for the 2014 grant consisted of the following companies. Accuride was acquired during the performance period and therefore was excluded from the final calculation.

Accuride	American Axle & Manufacturing	Commercial Vehicle Group
CTS	EnPro Industries	Esterline Technologies
Gentex	Graco	Littelfuse
Meritor, Inc.	Modine Manufacturing	Standard Motor Products
Superior Industries International	Titan International

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Perquisites

We provide executive officers with perquisites that we and the Committee believe are reasonable and consistent with the overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites provided to executive officers.

Perquisites that are provided to executive officers are different by individual and could include an auto allowance, spousal travel and club dues. The incremental costs of the perquisites listed above for the NEOs are included in the “All Other Compensation” column of the Summary Compensation Table.

Employment Agreements

We use employment agreements in limited situations. In 2015, we entered into a negotiated employment agreement with Mr. DeGaynor which remains in effect. This agreement provides for a minimum base salary of $500,000; participation in the annual incentive plan at a target of 100% of base salary; a monthly auto allowance, participation in the Company’s customary benefit plans including an annual executive physical; and participation in the long-term incentive plan. In addition, if Mr. DeGaynor is terminated without cause, we will be obligated to pay him the sum of his annual base salary and target annual incentive as well as health and welfare benefits for one year.

Mr. Kruk has an employment contact that was implemented when he joined the Company in 2009 and which is typical for employees in Sweden. The contract provides for compensation and benefits in alignment with general Company practices. Additionally, it requires the Company to provide a 6 month notice period to terminate Mr. Kruk’s employment for any reason other than breach of contract. During the 6 month period, we would be obligated to pay Mr. Kruk’s salary and benefits. In addition, he would be entitled to a severance payment in the amount of one year’s salary.

The Company has not entered into an employment agreement with any other NEO.

Severance Plan

We have an Officers’ and Key Employees’ Severance Plan (the “Severance Plan”). The NEOs covered under the Severance Plan include Mr. Strickler, Mr. Beaver, Mr. Sloan and Mr. Krakowiak. If a covered executive is terminated by us without cause, we will be obligated under the Severance Plan to pay the executive’s salary for 12 months (18 months in the case of Mr. Strickler) and continue health and welfare benefits coverage over the same period of time. Mr. DeGaynor’s severance protection is provided in his employment agreement as described above. Mr. Kruk’s severance protection is provided in his employment contract as described above.

Termination and Change in Control Payments

We have entered into change in control agreements with Mr. DeGaynor, Mr. Krakowiak, Mr. Strickler, Mr. Sloan, Mr. Beaver, Mr. Kruk and certain other senior management employees. These agreements are designed to promote stability and continuity of senior management, both of which are in the best interest of Stoneridge and our shareholders. Our termination and change in control provisions for the NEOs are summarized below under “Potential Change in Control and Other Post-Employment Payments.”

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (“the Code”) generally disallows a tax deduction to public companies for compensation in excess of $1.0 million that is paid to a Company’s CEO and the other NEOs excluding the CFO. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met.

The Committee believes that it is generally in our best interest to attempt to structure performance-based compensation, including performance share award grants and annual incentive awards, to NEOs whose compensation may be subject to Section 162(m) of the Code in a manner that satisfies the statute’s requirements. Currently, all performance-based compensation is designed to be deductible under Section 162(m) of the Code; however, in the future, the Committee may determine that it is appropriate to pay performance-based compensation, which is not deductible.

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Accounting Treatment of Compensation

As one of many factors, the Committee considers the financial impact in determining the amount of and allocation of the different pay elements, including Financial Accounting Standards Board (“FASB”) ASC Topic 718 Stock Compensation.

Share Ownership Guidelines

The Committee has established share ownership guidelines for our executive officers to enhance the linkage between the interests of our executive officers and those of our shareholders. These guidelines provide that the CEO, CFO and other executive officers must retain Company common shares equal in market value to five, four and three times, respectively, of their annual base salaries. The executive officers have a five year accumulation period from implementation, hire, or promotion to achieve compliance and are restricted from selling any common shares earned under a Company equity-based compensation plan until their ownership guideline has been reached.

Clawback Policy

The Company adopted a clawback policy which provides for recoupment of performance-based executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under federal securities laws. The policy applies to current and former executives and requires reimbursement or forfeiture of any excess performance-based compensation received by an executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.

Compensation Risk Assessment

The Compensation Committee reviews the Company’s incentive compensation structure practices for all employees to evaluate any risks associated with the Company’s compensation programs.

As part of the evaluation, the Compensation Committee reviews a compensation risk assessment that was prepared by Company management and its independent compensation consultant. The compensation risk assessment analyzed all Company compensation programs for various categories of compensation related risk.

The Compensation Committee considered, among other factors, the design of the incentive compensation programs, which are closely aligned to corporate performance, the mix of short term and long term compensation, the maximum payout levels for short term and long term incentives, the distribution of compensation between equity and cash, and other factors that mitigate risk.

The Compensation Committee determined that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on that review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Kim Korth, Chairwoman
Jeffrey P. Draime
Douglas C. Jacobs
William M. Lasky

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Summary Compensation Table

The following table provides information regarding the compensation of our Chief Executive Officer, our Chief Financial Officers, and our three most highly compensated executive officers for 2016.

Name and Principal					Stock		Non-Equity Incentive Plan		All Other
Position	Year	Salary ($)	Bonus ($)	(1)	Awards ($)	(2)	Compensation ($)	(3)	Compensation ($)	(4)	Total ($)
Jonathan B. DeGaynor	2016	$550,000	$-		$1,095,793		$720,720		$25,864		$2,392,377
President & Chief Executive	2015	378,846			1,732,934		371,144		16,828		2,499,752
Officer

Robert R. Krakowiak	2016	137,949	2,500		509,626		115,275		1,450		766,799
Chief Financial Officer & Treasurer

George E. Strickler	2016	384,100	10,000		572,860		384,753		29,301		1,381,015
Executive Vice President(5)	2015	384,100			588,120		263,404		22,777		1,258,401
	2014	374,700			639,960		209,832		32,168		1,256,660

Michael D. Sloan	2016	308,000	20,000		348,578		259,599		6,908		943,085
Vice President & President of	2015	308,000			346,086		258,980		4,389		917,455
Control Devices	2014	297,500			363,183		147,028		6,887		814,598

Thomas A. Beaver	2016	317,000	5,000		323,745		224,144		26,975		896,865
Vice President & President of	2015	317,000			321,204		155,278		23,265		816,747
Global Sales	2014	309,200			497,494		123,680		24,720		955,094

Peter Kruk (6)	2016	237,326	814		273,817		133,799		95,174		740,930
President of Electronics	2015	237,326			301,863		38,334		13,649		591,172
	2014	232,672			359,688		72,594		12,977		677,930

(1)	The amount shown for each NEO in the “Bonus” column is attributable to a discretionary bonus awarded for 2016 performance.

(2)	The amounts included in the “Stock Awards” column represent the grant date fair value of restricted common share, phantom share, share units and performance share awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. In 2016 time-based share units and performance share awards were granted to our NEOs. The performance share awards were expected to be earned at the target level when granted. Please see the “Grants of Plan-Based Awards for 2016” table for more information regarding the share units and performance shares granted in 2016.

(3)	The amount shown for each NEO in the “Non-Equity Incentive Plan Compensation” column is attributable to an annual incentive award earned under the AIP in the fiscal year listed.

(4)	The amounts shown for 2016 in the “All Other Compensation” column are comprised of the following:

			Group
	Auto	401(k)	Term	Country	Spousal	Wellness	Retirement
Executive Officer	Allowance	Match	Life Ins	Club	Travel	Incentive	Other	Total
Jonathan B. DeGaynor	14,400	7,950	2,622		367	525		25,864
Robert R. Krakowiak		1,000	450					1,450
George E. Strickler	9,000	7,950	6,858	5,000	493			29,301
Michael D. Sloan		1,925	4,483		501			6,908
Thomas A. Beaver	14,400	7,950	4,625					26,975
Peter Kruk	15,975						79,199*	95,174

* A required contribution to Mr. Kruk’s defined contribution retirement plan. The terms of the retirement plan are established by a collective bargaining agreement, which covers all Company employees in Sweden. The Company contributes 30% of Mr. Kruk’s total cash earnings on an annual basis.

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(5)	Mr. Strickler served in the capacity of Chief Financial Officer and Treasurer until August 29, 2016 when he moved into a role leading key strategic projects supporting the Company’s organic and inorganic growth initiatives.

(6)	Mr. Kruk is based in Sweden and is paid in Swedish Krona. For purposes of this proxy statement, his compensation, unless otherwise stated, has been converted to U.S. dollars using the average of the twelve foreign currency exchange rates on the last day of each month of each reporting year.

Grants of Plan-Based Awards in 2016

Executive Officer	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock and Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Awards
		($)	($)	($)	(#)	(#)	(#)	(#)(3)	($)(4)
Jonathan B. DeGaynor		$274,998	$549,996	$1,099,991
	3/4/2016				22,935	45,870	68,805	37,530	$1,095,793
Robert R. Krakowiak		44,833	89,667	179,333
	8/29/2016				7,742	15,484	23,226	12,669	509,626
George E. Strickler		144,037	288,075	576,150
	3/4/2016				11,990	23,980	35,970	19,620	572,860
Michael D. Sloan		100,100	200,200	400,400
	3/4/2016				7,295	14,590	21,885	11,940	348,578
Thomas A. Beaver		87,175	174,350	348,700
	3/4/2016				6,775	13,550	20,325	11,090	323,745
Peter Kruk		59,332	118,663	237,326
	3/4/2016				5,730	11,460	17,190	9,380	273,817

(1)	The amounts shown reflect awards granted under our 2016 AIP. In February 2016, the Compensation Committee approved the 2016 target AIP awards expressed as a percentage of the executive officer’s 2016 approved base salary, and Company and individual performance measures for the purpose of determining the amount paid out under the AIP for each executive officer for the year ended December 31, 2016. Please see “Compensation Discussion and Analysis – Annual Incentive Awards” for more information regarding the Company’s 2016 awards and performance measures.

(2)	The amounts shown reflect grants of performance share awards made under our LTIP on March 4, 2016 for all NEOs employed on that date, and on August 29, 2016 for Mr. Krakowiak. The amount of the performance shares that will be earned will be determined on March 4, 2019 (August 29, 2019 for Mr. Krakowiak), assuming the grantee is still employed, based on our total shareholder return compared to that of a defined peer group for 30% of the awards and based on our EPS performance for 25% of the awards.

(3)	The amounts shown reflect grants of time-based share units made under our LTIP. These share units were granted on March 4, 2016 for all NEOs except Mr. Krakowiak, whose time-based grant was on August 29, 2016. The time-based grant comprises 45% of the awards, and will be earned on March 30, 2019 for all NEOs except Mr. Krakowiak, whose award will be earned on August 29, 2019 (assuming the grantee is still employed on that date).

(4)	The amounts included in “Fair Value of Awards” column represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 7 and 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

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Outstanding Equity Awards at Year-End

	STOCK AWARDS
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Jonathan B. DeGaynor	29,500	(3)	$521,855	119,640	(8)	$2,116,432
	43,710	(4)	773,230	43,785	(9)	774,557
	37,530	(5)	663,906

Robert R. Krakowiak	12,669	(6)	224,115	14,780	(10)	261,458

George E. Strickler	27,400	(2)	484,706	33,172	(7)	586,813
	23,400	(3)	413,946	42,900	(8)	758,901
	19,620	(5)	347,078	22,890	(9)	404,924

Michael D. Sloan	15,600	(2)	275,964	18,761	(7)	331,882
	13,770	(3)	243,591	25,245	(8)	446,584
	11,940	(5)	211,219	13,925	(9)	246,333

Thomas A. Beaver	21,300	(2)	376,797	25,796	(7)	456,331
	12,780	(3)	226,078	23,430	(8)	414,477
	11,090	(5)	196,182	12,935	(9)	228,820

Peter Kruk	15,400	(2)	272,426	18,647	(7)	329,865
	12,010	(3)	212,457	22,020	(8)	389,534
	9,380	(5)	165,932	10,940	(9)	193,529

(1)	Time-based share units and performance shares are paid after the end of the performance period and on the vesting dates shown in the following footnotes. With regard to performance shares the actual number of common shares paid out is dependent upon the achievement of the related performance objectives. In this column, the theoretical value of the number of outstanding time-based share units and performance shares, as applicable, reported in the column to the immediate left is based on the price of our common shares on December 31, 2016 ($17.69). In calculating the number of performance shares and their value, we are required by SEC rules to compare the Company’s performance through 2016 under each outstanding performance share grant against the threshold, target, and maximum performance levels for the grant and report in this column the applicable potential payout amount. If the performance is between levels, we are required to report the potential payout at the next highest level.

(2)	These time-based share units vest on March 25, 2017.

(3)	These time-based share units vest on March 30, 2018.

(4)	These time-based share units vest 50% on March 30, 2017 and the remaining 50% on March 30, 2018.

(5)	These time-based share units vest on March 4, 2019.

(6)	These time-based share units vest on August 29, 2019.

(7)	These performance shares vest on March 25, 2017 based upon achievement of specified financial performance metrics. Performance on TSR was above maximum and performance on EPS was between target and maximum for the performance period ended December 31, 2016 (actual shares earned shown).

(8)	These performance shares are scheduled to vest on March 30, 2018 subject to achievement of specified financial performance metrics. Performance is currently projected to be at maximum for TSR (maximum shown) and between target and maximum for EPS (maximum shown).

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(9)	These performance shares are scheduled to vest on March 4, 2019 subject to achievement of specified financial performance metrics. Performance is currently projected to be below threshold for TSR (threshold shown) and between target and maximum for EPS (maximum shown).

(10)	These performance shares are scheduled to vest on August 29, 2019 subject to achievement of specified financial performance metrics. Performance is currently projected to be below threshold for TSR (threshold shown) and between target and maximum for EPS (maximum shown).

Shares Vested in 2016

	Stock Awards (1)
Executive Officer	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jonathan B. DeGaynor	-	$-
Robert R. Krakowiak	-	-
George E. Strickler	108,561	1,201,410
Michael D. Sloan	46,749	517,356
Thomas A. Beaver	65,867	728,930
Peter Kruk	9,249	102,356

(1)	The number of shares includes time- and performance-based restricted common shares from the 2013 restricted share grants that vested and were no longer subject to forfeiture on February 4, 2016. The value realized on vesting was based on the average of the high and low market values as recorded on the date of vesting, February 4, 2016.

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Potential Change in Control and Other Post-Employment Payments

We have entered into a Change in Control Agreement (the “CIC Agreement”) with certain executive officers. There is no excise tax gross-up payment under the CIC Agreements. Our change in control agreements were designed to provide for continuity of management in the event of change in control of the Company. We think it is important for our executives to be able to react neutrally to a potential change in control and not be influenced by personal financial concerns. We believe our arrangements are consistent with market practice. For our NEOs covered under a CIC Agreement we set the level of benefits, as described below, to remain competitive with our select peer group. All payments under the CIC Agreement are conditioned on a non-compete, non-solicitation and non-disparagement agreement. The CIC Agreements replaced and superseded change in control agreements we previously entered into with these employees.

We believe that the CIC Agreements should compensate executives displaced by a change in control and not serve as an incentive to increase personal wealth. Therefore, our CIC Agreements are “double trigger” arrangements. In order for the executives to receive the payments and benefits set forth in the agreement, both of the following must occur:

•	a change in control of the Company; and

•	a triggering event:

•	the Company separates NEO from service, other than in the case of a termination for cause, within two years of the change in control; or

•	NEO separates from service for good reason (defined as material reduction in NEO’s title, responsibilities, power or authority, or assignment of duties that are materially inconsistent to previous duties, or material reduction in NEO’s compensation and benefits, or require NEO to work from any location more than 100 miles from previous location) within two years of the change in control.

In March 2015, we entered into a Change in Control Agreement with Mr. DeGaynor as part of his employment agreement. The terms of this Change in Control Agreement are substantially similar to that described above. If the events listed above occur and the executive delivers a release to the Company, we will be obligated to provide the following to Mr. DeGaynor:

•	two times the greater of Mr. DeGaynor’s annual base salary at the time of a triggering event or at the time of the occurrence of a change in control;

•	two times the greater of Mr. DeGaynor’s target annual incentive award at the time of termination or the actual incentive award received for the fiscal year prior to termination;

•	an amount equal to the pro rata amount of annual incentive compensation Mr. DeGaynor would have been entitled to at the time of a triggering event calculated based on the personal and performance goals that were achieved in the year in which the triggering event occurred; and

•	continued life and health insurance benefits for twenty-four months following termination.

If the events listed above occur and the executive delivers a release to the Company, we will be obligated to provide the following to Mr. Strickler:

•	three times the greater of Mr. Strickler’s annual base salary at the time of a triggering event or at the time of the occurrence of a change in control;

•	three times the greater of Mr. Strickler’s maximum annual incentive compensation he would have been entitled to at the time of a triggering event or at the occurrence of a change in control, in each case based upon the assumption that personal and Company targets or performance goals were achieved in that year at the maximum level;

•	an amount equal to the pro rata amount of annual incentive compensation Mr. Strickler would have been entitled to at the time of a triggering event calculated based on the performance goals that were achieved in the year in which the triggering event occurred; and,

•	continued life and health insurance benefits for twenty-four months following termination.

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If the events listed above occur and the executive delivers a release to the Company, we will be obligated to provide the following to Mr. Krakowiak , Mr. Beaver and Mr. Sloan:

•	two times the greater of the NEO’s annual base salary at the time of a triggering event or at the time of the occurrence of a change in control;

•	two times the greater of the NEO’s average annual incentive award over the last three completed fiscal years or the last five completed fiscal years;

•	an amount equal to the pro rata amount of annual incentive compensation the NEO would have been entitled to at the time of a triggering event calculated based on the performance goals that were achieved in the year in which the triggering event occurred; and

•	continued life and health insurance benefits for twenty-four months following termination.

Upon a change in control as defined by the Amended and Restated Long-Term Incentive Plan (“2006 LTIP”), restricted shares and performance-based restricted shares granted under that plan vest immediately and are no longer subject to forfeiture. Upon a change in control as defined by the 2016 LTIP, restricted shares and performance-based restricted shares granted under that plan remain subject to forfeiture under the original terms of the grant unless a triggering event, as described above, occurs within two years of the effective date of the change in control.

We have a Severance Plan. The NEOs covered under the Severance Plan include Mr. Strickler, Mr. Krakowiak, Mr. Beaver and Mr. Sloan. If we terminate a covered executive without cause, we will be obligated under the Severance Plan to pay the executive’s salary for one year (18 months in the case of Mr. Strickler) and continue health and welfare benefits coverage over the same period of time. Mr. DeGaynor’s severance protection is provided in his employment agreement as described above.

No severance is payable if the NEO’s employment is terminated for “cause,” if they resign, or upon death.

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Value of Payment Presuming Hypothetical December 31, 2016 Termination Date

Upon resignation, no payments are due to any NEO in the table below. Assuming the events described in the table below occurred on December 31, 2016, each NEO would be eligible for the following payments and benefits:

	Termination Without Cause	Non-Termination Change in Control	Change in Control and NEO Resigns for Good Reason or is Terminated Without Cause	Disability	Death
Jonathan B. DeGaynor
Base Salary	$550,000	$-	$1,100,000	$137,500	$-
Annual Incentive Award	550,000	-	1,100,000	-	-
Unvested and Accelerated Restricted
Common Shares and Share Units	921,428	1,958,991	1,958,991	921,428	921,428
Unvested and Accelerated Performance
Shares, Restricted Common Shares and
Phantom Shares	1,025,905	2,222,395	2,222,395	1,025,905	1,025,905
Health and Welfare Benefits	23,682	-	47,364	-	-
Total	$3,071,015	$4,181,385	$6,428,750	$2,084,833	$1,947,333
Robert R. Krakowiak
Base Salary	$400,000	$-	$800,000	$-	$-
Annual Incentive Award	-	-	230,550	-	-
Unvested and Accelerated Restricted
Common Shares and Share Units	24,902	-	224,115	24,902	24,902
Unvested and Accelerated Performance
Shares, Restricted Common Shares and
Phantom Shares	30,435	-	273,912	30,435	30,435
Health and Welfare Benefits	23,613	-	47,226	-	-
Total	$478,949	$-	$1,575,803	$55,336	$55,336
George E. Strickler
Base Salary	$576,150	$-	$1,152,300	$-	$-
Annual Incentive Award	-	-	1,728,450	-	-
Unvested and Accelerated Restricted
Common Shares and Share Units	772,540	1,245,730	1,245,730	772,540	772,540
Unvested and Accelerated Performance
Shares, Restricted Common Shares and
Phantom Shares	845,458	1,414,846	1,414,846	845,458	845,458
Health and Welfare Benefits	17,923	-	35,846	-	-
Total	$2,212,071	$2,660,576	$5,577,172	$1,617,998	$1,617,998
Michael D. Sloan
Base Salary	$308,000	$-	$616,000	$-	$-
Annual Incentive Award	-	-	443,737	-	-
Unvested and Accelerated Restricted
Common Shares and Share Units	447,858	730,774	730,774	447,858	447,858
Unvested and Accelerated Performance
Shares, Restricted Common Shares
and Phantom Shares	489,509	830,015	830,015	489,509	489,509
Health and Welfare Benefits	23,251	-	46,502	-	-
Total	$1,268,618	$1,560,789	$2,667,028	$937,367	$937,367

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	Termination Without Cause	Non-Termination Change in Control	Change in Control and NEO Resigns for Good Reason or is Terminated Without Cause	Disability	Death
Thomas A. Beaver
Base Salary	$317,000	$-	$634,000	$-	$-
Annual Incentive Award	-	-	335,401	-	-
Unvested and Accelerated Restricted
Common Shares and Share Units	526,322	799,057	799,057	526,322	526,322
Unvested and Accelerated Performance
Shares, Restricted Common Shares and
Phantom Shares	566,478	892,814	892,814	566,478	566,478
Health and Welfare Benefits	8,362	-	16,724	-	-
Total	$1,418,162	$1,691,872	$2,677,997	$1,092,800	$1,092,800
Peter Kruk (1)
Base Salary	$224,026	$-	$448,051	$-	$-
Annual Incentive Award	-	-	154,007	-	-
Unvested and Accelerated Restricted
Common Shares and Share Units	415,131	650,815	650,815	415,131	415,131
Unvested and Accelerated Performance
Shares, Restricted Common Shares and
Phantom Shares	451,873	734,843	734,843	451,873	451,873
Health and Welfare Benefits	-	-	-	-	-
Total	$1,091,030	$1,385,658	$1,987,716	$867,005	$867,005

(1)	For purposes of this table, conversion of Mr. Kruk’s compensation from Swedish Krona to U.S. dollars was made using the foreign currency exchange rate as of December 31, 2016, the hypothetical termination date being modeled.

Director Compensation

Non-employee directors are compensated for their services as directors as shown in the chart below.

Schedule of Director Fees
Cash Compensation
Annual Retainer - Director	$75,000
Annual Retainer – Chairman	145,000
Additional Compensation:
Audit Committee Chair	12,500
Compensation Committee Chair	10,000
Nominating & Corporate Governance Committee Chair	7,500
Equity Compensation
Targeted Annual Retainer	95,000

The Compensation Committee periodically reviews the compensation paid to the directors and may recommend changes to the full Board for approval, as appropriate. In 2016, the Committee recommended and the Board approved increases to the cash and equity annual retainers for directors.

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Directors are reimbursed for reasonable out-of-pocket travel expenses incurred in connection with attending Board and Committee meetings.

Pursuant to the Directors’ Restricted Shares Plan, non-employee directors are eligible to receive awards of restricted common shares. In 2016, all directors were granted 7,202 restricted common shares. The restrictions for those common shares lapsed on March 4, 2017.

Director Compensation Table

Non-Employee Director	Fees Earned or Paid in Cash	Stock Awards ($)	(1)	Total ($)
Jeff Draime	$75,000	$ 94,994		$169,994
Doug Jacobs	87,500	94,994		182,494
Ira Kaplan	75,000	94,994		169,994
Kim Korth	85,000	94,994		179,994
Bill Lasky	152,500	94,994		247,494
George Mayes, Jr.	75,000	94,994		169,994
Paul Schlather	75,000	94,994		169,994

(1)	The amounts included in the “Stock Awards” column represent fair value at grant date of restricted common share awards to directors, computed in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions, see Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

Director Share Ownership Guidelines

The Board has established share ownership guidelines for all non-employee directors. These guidelines provide that each director should own Company common shares equal in market value to four times the cash portion of the Board’s annual retainer. The Directors have a five year accumulation period from implementation of the guideline or appointment to the Board to achieve compliance and are restricted from selling any common shares earned under a Company equity-based compensation plan until their ownership guideline has been reached.

OTHER INFORMATION

Shareholder’s Proposals for 2018 Annual Meeting of Shareholders

Proposals of shareholders intended to be presented, pursuant to Rule 14a-8 under the Exchange Act, at our 2018 Annual Meeting of Shareholders must be received by the Company at Stoneridge, Inc., 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377, on or before November 30, 2017, for inclusion in our proxy statement and form of proxy relating to the 2018 Annual Meeting of Shareholders. In order for a shareholder’s proposal outside of Rule 14a-8 under the Exchange Act to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, such proposal must be received by the Company at the address listed in the immediately preceding sentence not later than February 14, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and owners of more than 10% of our common shares, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of our common shares and other equity securities. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a).

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To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2016, all Section 16(a) filing requirements applicable to our executive officers, directors and more than 10% beneficial owners were complied with, except both of Mr. Kruk and Mr. Moore each filed one report late (with respect to one transaction for Mr. Kruk and with respect to two transactions for Mr. Moore).

Other Matters

If the enclosed proxy is executed and returned to us via mail, telephone or Internet, the persons named in it will vote the common shares represented by that proxy at the meeting. The form of proxy permits specification of a vote for the election of directors as set forth under “Election of Directors,” the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees. When a choice has been specified in the proxy, the common shares represented will be voted in accordance with that specification. If no specification is made, those common shares will be voted at the meeting to elect directors as set forth under “Election of Directors”, to select “1 YEAR” on the frequency on the say-on-pay advisory vote on executive compensation, and FOR the proposals to (i) ratify the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2017; and (ii) approve of the advisory resolution on executive compensation.

The holders of shares of a majority of the common shares outstanding on the record date, present in person or by proxy, shall constitute a quorum for the transaction of business to be considered at the Annual Meeting of Shareholders.

If any other matter properly comes before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. We do not know of any other matter that may be presented for action at the meeting and we have not received any timely notice that any of our shareholders intend to present a proposal at the meeting.

By order of the Board of Directors,

ROBERT M. LOESCH,
Dated: March 30, 2017	Secretary

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Stoneridge

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., EDT, on May 9, 2017.

Vote by Internet

- Go to **www.envisionreports.com/SRI**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card 1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Proxies will vote as specified below, or if a choice is not specified, they will vote FOR the nominees listed in proposal 1, FOR proposals 2 and 3, and every 1 YEAR for Proposal 4:

1. Election of Directors: 01 - Jonathan B. DeGaynor; 02 - Jeffrey P. Draime; 03 - Douglas C. Jacobs; 04 - Ira C. Kaplan; 05 - Kim Korth; 06 - William M. Lasky; 07 – George S. Mayes, Jr.; 08 - Paul J. Schlather

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. 01 ☐ 02 ☐ 03 ☐ 04 ☐ 05 ☐ 06 ☐ 07 ☐ 08 ☐

	For	Against	Abstain
2. Ratification of Ernst & Young LLP as the Company's independent registered public accounting firm for 2017.	☐	☐	☐
3. Advisory approval on the Company's executive compensation.	☐	☐	☐

	1 Yr	2 Yrs	3 Yrs	Abstain
4. Advisory approval of frequency of holding an advisory vote on executive compensation.	☐	☐	☐	☐

5. On such other business as may properly come before the meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon, indicating, where proper, official position or representative capacity.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 J N T

1 U P X 3 2 6 4 0 9 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

02JZUC

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Stoneridge

Proxy — STONERIDGE, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Jonathan B. DeGaynor, Robert R. Krakowiak, and William M. Lasky, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of Stoneridge, Inc., to be held at the Company's headquarters 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377, on Tuesday, May 9, 2017, at 11:00 a.m. Eastern Time, or any adjournment thereof, and to vote the number of common shares of Stoneridge, Inc. which the undersigned would be entitled to vote, and with all power the undersigned would possess if personally present.

Receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 30, 2017 is hereby acknowledged.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE